UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 10, 2005

UNITED STATIONERS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-10653	36-3141189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2200 East Golf Road Des Plaines, Illinois		60016-1267
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (847) 699-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act  (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act  (17 CFR 240.13e-4(c))

United Stationers Inc.

Item 1.01                               Entry Into a Material Definitive Agreement.

On October 12, 2005, the Registrant and its wholly-owned subsidiary, United Stationers Supply Co. (the “Company”), entered into an Amended and Restated Five-Year Revolving Credit Agreement (the “Amended Agreement”) with PNC Bank, N.A. and U.S. Bank, National Association, as Syndication Agents, KeyBank National Association, as Documentation Agent, and JPMorgan Chase Bank, N.A. (successor by merger to Bank One, NA (Illinois)), as Agent.   The Amended Agreement modifies an existing Five-Year Revolving Credit Agreement (the “Existing Agreement”) originally entered into on March 21, 2003.

The Amended Agreement provides for a revolving credit facility with an aggregate committed principal amount of $275 million, unchanged from the Existing Agreement.  Subject to the terms and conditions of the Amended Agreement, the Company may seek additional commitments to increase the aggregate committed principal amount under the facility to a total amount of up to $375 million, a $50 million increase over the Existing Agreement.  Under the Amended Agreement, loans outstanding under the revolving credit facility mature on October 12, 2010.

The Amended Agreement provides for the issuance of letters of credit in an aggregate amount of up to a sublimit of $90 million.  It also provides a sublimit for swingline loans in an aggregate outstanding principal amount not to exceed $25 million at any one time.  These amounts, as sublimits, do not increase the maximum aggregate principal amount, and any undrawn issued letters of credit and all outstanding swingline loans under the facility reduce the remaining availability under the revolving credit facility provided for in the Amended Agreement.

In addition to the above, the Amended Agreement: reduces the interest rate margin applicable to loans outstanding under the facility; reduces applicable commitment fees; removes the fixed-charge financial loan covenant included in the Existing Agreement; increases the permitted size of the Receivables Securitization by $50 million; and reduces certain constraints on acquisitions.

The description set forth above summarizes the Amended and Restated Five-Year Revolving Credit Agreement, a copy of which is expected to be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2005, to be filed with the Securities and Exchange Commission on or before November 9, 2005.

Item 2.03                               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the Registrant’s entry into an Amended and Restated Five-Year Revolving Credit Agreement provided under Item 1.01 above, is hereby incorporated by reference.

Item 5.02                               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 11, 2005, the Registrant’s board of directors elected Charles K. Crovitz to serve as a Class II director.  Mr. Crovitz will serve on both the Human Resources and Technology Advisory Committees of the Registrant’s board of directors.  The full text of the press release announcing the election of Mr. Crovitz is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.05                               Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On October 10, 2005, the Governance Committee of the Registrant’s board of directors adopted changes to the Registrant’s code of ethics (“Code of Business Conduct”).  Substantive changes to the Registrant’s Code of Business Conduct include:

•    Reference to the Registrant’s Corporate Compliance Committee;

•    Enhanced provisions mandating employee compliance with all applicable environmental, health and safety laws and regulations; customs laws and regulations; and document retention and destruction laws; and

•    Enhanced provisions regarding anti-retaliation.

The Registrant has posted on its Web site address www.unitedstationers.com, an amended edition of its Code of Business Conduct.  The Code of Business Conduct applies to all directors, officers and employees, including the Registrant’s CEO, CFO and Controller.

Item 9.01          Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

99.1*	Press Release, dated October 11, 2005, announcing the election of Charles K. Crovitz to the Company’s Board of Directors.

*                           - Included herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

UNITED STATIONERS INC.
(Registrant)

Dated: October 14, 2005	/s/ Kathleen S. Dvorak
Kathleen S. Dvorak
Senior Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1*	Press release, dated October 11, 2005.

*  - Included herewith.